Filed Pursuant to Rule 424(b)(5)
File No. 333-236647

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)(2)(3)
Depositary Shares of First Citizens BancShares, Inc., Each Representing a 1/40th Interest in a Share of 5.375% Non-Cumulative Perpetual Preferred Stock, Series A	13,800,000	$25.00	$345,000,000	$44,781.00
Non-Cumulative Perpetual Preferred Stock, Series A (“Series A preferred stock”)	345,000	(4)	(4)	(4)

(1)	Calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended.
(2)	Paid herewith.
(3)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in First Citizens BancShares, Inc.’s Registration Statement on Form S-3ASR (File No. 333-236647) filed with the Securities and Exchange Commission on February 26, 2020.
(4)	No separate consideration will be payable in respect of the shares of Series A preferred stock that are being issued in connection with this offering.

PROSPECTUS SUPPLEMENT
(To prospectus dated February 26, 2020)

12,000,000 Depositary Shares

Each Representing a 1/40th Interest in a Share of
 5.375% Non-Cumulative Perpetual Preferred Stock, Series A

We are offering 12,000,000 depositary shares, each representing a 1/40th ownership interest in a share of our 5.375% Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Series A preferred stock”), with a liquidation preference of $25 per depositary share (equivalent to $1,000 per share of Series A preferred stock). As a holder of depositary shares, you will be entitled to all proportional rights and preferences of the Series A preferred stock represented thereby (including dividend, voting, redemption, and liquidation rights). You must exercise any such rights through the depositary.

We will pay dividends on the Series A preferred stock, when, as, and if declared by our board of directors or a duly authorized committee of our board of directors, to the extent that we have lawfully available funds to pay dividends. If declared, dividends will accrue and be payable from the date of issuance at a rate of 5.375% per annum, payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, beginning on June 15, 2020. Upon payment of any dividends on the Series A preferred stock, holders of depositary shares are expected to receive a proportionate payment.

Dividends on the Series A preferred stock will not be cumulative. If for any reason our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Series A preferred stock for any dividend period, that dividend will not accrue or be payable and we will have no obligation to pay dividends for that dividend period, whether or not dividends on the Series A preferred stock are declared for any future dividend period.

We may redeem the Series A preferred stock at our option, and subject to any required regulatory approval, (i) in whole or in part, from time to time, on any dividend payment date on or after March 15, 2025 at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends to, but excluding, the redemption date, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends to, but excluding, the redemption date. If we redeem the Series A preferred stock, the depositary is expected to redeem a proportionate number of depositary shares.

We have filed an application to list the depositary shares on the Nasdaq Global Select Market under the symbol “FCNCP.” If the application is approved, trading of the depositary shares on Nasdaq is expected to begin within 30 days after the date of initial issuance of the depositary shares. Our Class A common stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “FCNCA.”

The Series A preferred stock will not have any voting rights, except as set forth under “Description of Series A Preferred Stock—Voting Rights” beginning on page S-22.

Investing in the depositary shares involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and those risk factors in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus concerning factors you should consider before investing in our securities.

The depositary shares are not savings accounts, deposits, or obligations of any of our bank and non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency. The depositary shares are ineligible as collateral for a loan or extension of credit from First Citizens BancShares, Inc. or any of its subsidiaries. Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the FDIC, the North Carolina Office of the Commissioner of Banks, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued under this prospectus supplement or the accompanying prospectus or determined the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Depositary Share		Total
Public offering price(1)	$25.00		$300,000,000
Underwriting discounts and commissions(2)	$0.3251	(4)	$3,900,760
Proceeds, before expenses, to us(3)	$24.6749	(4)	$296,099,240
(1)	Plus accrued dividends, if any, from the date of original issuance, which is expected to be March 12, 2020.
(2)	Reflects 2,000,000 depositary shares sold to institutional investors, for which the underwriting discount was $0.50 per share ($1,000,000 in the aggregate), 9,254,400 depositary shares sold to institutional investors, for which the underwriting discount was $0.25 per share ($2,313,600 in the aggregate), and 745,600 depositary shares sold to retail investors, for which the underwriting discount was $0.7875 per share ($587,160 in the aggregate). See “Underwriting” in this prospectus supplement for additional details.
(3)	Assumes no exercise of the underwriters’ over-allotment option, described below.
(4)	Rounded to four decimal places. See footnote (2) for actual depositary share amounts.

The underwriters may exercise their option to purchase up to an additional 1,800,000 depositary shares from us, at the public offering price, less underwriting discounts, for 30 days after the date of this prospectus supplement, solely to cover over-allotments, if any.

The underwriters expect to deliver the depositary shares to purchasers in book-entry form through the facilities of The Depository Trust Company and its direct participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, a société anonyme (“Clearstream”), on or about March 12, 2020.

We expect that delivery of the depositary shares will be made against payment for the depositary shares on or about the date specified in the immediately prior paragraph, which will be the fifth business day following the date of the pricing of the depositary shares (“T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares on any date prior to the delivery of the depositary shares hereunder will be required, by virtue of the fact that the depositary shares initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Joint Book-Running Managers

Piper Sandler	Raymond James	UBS Investment Bank

The date of this prospectus supplement is March 5, 2020.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless the context indicates otherwise, the terms “we,” “our,” “us,” “ourselves,” “the Company,” “the company,” and “our company” in this prospectus supplement and the accompanying prospectus refer to First Citizens BancShares, Inc., a Delaware corporation, and its consolidated subsidiaries. References to “First Citizens Bank” mean First-Citizens Bank & Trust Company. References to a particular year mean our fiscal year commencing on January 1 and ending on December 31 of that year.

This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about us that is not included in or delivered with this document. This information, other than exhibits to documents that are not specifically incorporated by reference into this prospectus supplement or the accompanying prospectus, is available to you without charge upon written or oral request to us at the address or telephone number indicated in the section entitled “Incorporation of Certain Information by Reference” in this prospectus supplement.

This document contains two parts. The first part is this prospectus supplement, which contains specific information about us and the terms on which we are selling the depositary shares and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part is the accompanying prospectus dated February 26, 2020, which contains and incorporates by reference a more general description of the securities we may offer from time to time, some of which does not apply to the depositary shares we are offering, and important business and financial information about us. If information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus used in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the depositary shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus relating to this prospectus supplement provided or approved by us, and the documents incorporated by reference in either this prospectus supplement or the accompanying prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since those dates.

Before you invest in the depositary shares, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described under “Incorporation of Certain Information by Reference.”

S-ii

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and expectations or beliefs about future events or results, as well as other statements that are not descriptions of historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our most recently filed Annual Report on Form 10-K and in other documents filed by us from time to time with the Securities and Exchange Commission (“SEC”).

Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “projects,” “potential,” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events.

Factors that could influence the accuracy of those forward-looking statements include, but are not limited to, the financial success or changing strategies of our customers, customer acceptance of our services, products and fee structure, the competitive nature of the financial services industry, our ability to compete effectively against other financial institutions in our banking markets, actions of government regulators, the level of market interest rates and our ability to manage our interest rate risk, changes in general economic conditions that affect our loan and lease portfolio, the ability of our borrowers to repay their loans and leases, the values of real estate and other collateral, the impact of acquisitions, the risks discussed in the section titled “Risk Factors” in this prospectus supplement, the accompanying prospectus, and risks discussed under similar headings in documents incorporated by reference, and other developments or changes in our business that we do not expect.

Actual results may differ materially from those expressed in or implied by any forward-looking statements. Except to the extent required by applicable law or regulation, we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the information in the accompanying prospectus and in the documents incorporated by reference or deemed incorporated by reference into this prospectus supplement and the accompanying prospectus. You should carefully consider, among other things, the matters discussed in the sections titled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2019. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Special Note Concerning Forward-Looking Statements” in this prospectus supplement.

First Citizens BancShares, Inc.

First Citizens BancShares, Inc. is a financial holding company for Raleigh, North Carolina-headquartered First-Citizens Bank & Trust Company. First Citizens Bank opened in 1898 as the Bank of Smithfield in Smithfield, North Carolina, and later changed its name to First-Citizens Bank & Trust Company. We have expanded through de novo branching and acquisitions and now provide a broad range of financial services to individuals, businesses, and professionals through branch offices in 19 states. As of December 31, 2019, First Citizens BancShares, Inc. had, on a consolidated basis, total assets of approximately $39.82 billion, total deposits of approximately $34.43 billion, total liabilities of approximately $36.24 billion, and shareholders’ equity of approximately $3.59 billion.

We seek to meet the financial needs of both individuals and commercial entities in our market areas through a wide range of retail and commercial banking services. Loan services include various types of commercial, business, and consumer lending. Deposit services include checking, savings, money market, and time deposit accounts. Our subsidiaries also provide mortgage lending, a full-service trust department, wealth management services for businesses and individuals, and other activities incidental to commercial banking. First Citizens Bank’s wholly owned subsidiaries, First Citizens Investor Services, Inc. (“FCIS”) and First Citizens Asset Management, Inc. (“FCAM”), provide various investment products and services: as a registered broker/dealer, FCIS provides a full range of investment products, including annuities, discount brokerage services, and third-party mutual funds; and as registered investment advisors, FCIS and FCAM provide investment management services and advice. Our subsidiaries deliver products and services to our customers through an extensive branch network as well as digital banking, telephone banking, and various ATM networks.

Our Class A common stock is traded on the Nasdaq Global Select Market under the symbol “FCNCA.” We were incorporated under the laws of the State of Delaware in 1986. Our principal executive office is located at 4300 Six Forks Road, Raleigh, NC 27609, and our telephone number is (919) 716-7000.

Offering of Subordinated Notes

On March 4, 2020, we completed our previously announced offering of $350 million of our 3.375% fixed-to-floating rate subordinated notes due 2030 (the “Notes”) to provide us with an additional liquidity source. This prospectus supplement is not an offer to sell any Notes, which offering was made through a separate prospectus supplement.

THE OFFERING

The following summary highlights selected information from this prospectus supplement and the accompanying prospectus about the depositary shares, the Series A preferred stock, and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the depositary shares. You should carefully read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference or deemed to be incorporated by reference herein and therein, before making a decision about whether to invest in the depositary shares. For a more complete understanding of the depositary shares and the Series A preferred stock, you should read “Description of Series A Preferred Stock” and “Description of Depositary Shares.”

Issuer
First Citizens BancShares, Inc., a Delaware corporation.
Securities Offered
12,000,000 depositary shares each representing a 1/40th ownership interest in a share of our 5.375% Series A Non-Cumulative Perpetual Preferred Stock, $0.01 par value, with a liquidation preference of $1,000 per share of Series A preferred stock (equivalent to $25 per depositary share). Each holder of a depositary share will be entitled to all rights and preferences of the Series A preferred stock (including dividend, voting, redemption, and liquidation rights) in proportion to such holder’s investment in the underlying shares of Series A preferred stock.

We may from time to time, without notice to or the consent of holders of the Series A preferred stock, issue additional shares of Series A preferred stock. The additional shares would form a single series together with all previously issued shares of Series A preferred stock. In the event we issue additional shares of Series A preferred stock, we will cause a corresponding number of additional depositary shares to be issued.

We have granted the underwriters an option to purchase up to an additional 1,800,000 depositary shares from us, at the public offering price, less underwriting discounts, for 30 days after the date of this prospectus supplement, solely to cover over-allotments, if any.

No Maturity
The Series A preferred stock does not have any maturity date, and we are not required to redeem the Series A preferred stock at any time. Accordingly, the Series A preferred stock will remain outstanding perpetually, unless and until we decide to redeem it and, if required, receive prior approval of the Board of Governors of the Federal Reserve System to do so.
Ranking
With respect to the payment of dividends and distributions upon our liquidation, dissolution, or winding-up, the Series A preferred stock will rank:
•	senior to our common stock and to any class or series of our capital stock we may issue in the future that is not expressly stated to be on parity with or senior to the Series A preferred stock with respect to such dividends and distributions;

•	on parity with any class or series of our capital stock we have issued and may issue in the future that is expressly stated to be on parity with the Series A preferred stock with respect to such dividends and distributions; and
•	junior to any class or series of our capital stock we may issue in the future that is expressly stated to be senior to the Series A preferred stock with respect to such dividends and distributions, if the issuance is approved by the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock.
Dividends
We will pay dividends on the Series A preferred stock only when, as, and if declared by our board of directors or a duly authorized committee of our board of directors. Dividends will accrue and be payable from the date of issuance at a rate of 5.375% per annum. Upon payment of any dividends on the Series A preferred stock, holders of depositary shares are expected to receive a proportionate payment.

Dividends on the Series A preferred stock will not be cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Series A preferred stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on the Series A preferred stock for any future dividend period.

So long as any Series A preferred stock remains outstanding, unless full dividends for the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series A preferred stock, we may not, subject to certain important exceptions:

•	declare, pay or set aside for payment any dividend or distribution on any shares of capital stock ranking junior to the Series A preferred stock as to dividend or liquidation rights;
•	repurchase, redeem or otherwise acquire for consideration, directly or indirectly, any shares of capital stock ranking junior to the Series A preferred stock as to dividend or liquidation rights; or
•	repurchase, redeem or otherwise acquire for consideration, directly or indirectly, any shares of capital stock ranking on parity with the Series A preferred stock, including the Series A Preferred Stock, as to dividend or liquidation rights.

See “Description of Series A Preferred Stock—Priority of Dividends.”

Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, upon the shares of the Series A preferred stock and any shares of capital stock ranking on a parity with the Series A preferred stock as to dividend rights (“dividend parity stock”), dividends may be declared and paid upon shares of the Series A preferred stock and the dividend parity stock pro rata in proportion to the respective amounts of undeclared and unpaid dividends on the Series A preferred stock and all parity stock payable on such dividend payment date.

Subject to the foregoing, and not otherwise, dividends (payable in cash, stock, or otherwise) may be declared and paid on our common stock, and any other class or series of capital stock that ranks junior to the Series A preferred stock as to dividend and liquidation rights, from time to time out of any assets legally available for such payment, and the holders of the Series A preferred stock or dividend parity stock shall not be entitled to participate in any such dividend.

Our ability to pay dividends on the Series A preferred stock is subject to certain legal, regulatory, and other prohibitions and other restrictions described under “Description of the Series A Preferred Stock—Dividends” in this prospectus supplement.

Dividend Payment Dates
When, as, and if declared by our board of directors or a duly authorized committee of our board of directors, we will pay cash dividends on Series A preferred stock quarterly, in arrears, on March 15, June 15, September 15, and December 15 of each year (each such date is referred to as a dividend payment date), beginning on June 15, 2020.
Redemption
The Series A preferred stock is not subject to any mandatory redemption, sinking fund, or other similar provision.

We may redeem the Series A preferred stock at our option, subject to regulatory approval (if then required), at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends (without accumulation of any undeclared dividends) to, but excluding, the redemption date, (i) in whole or in part, from time to time, on any dividend payment date on or after March 15, 2025 or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein). If we redeem the

Series A preferred stock, the depositary is expected to redeem a proportionate number of depositary shares. See “Description of Series A Preferred Stock—Redemption.”

Neither the holders of Series A preferred stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series A preferred stock.

Liquidation Rights
Upon our voluntary or involuntary liquidation, dissolution, or winding-up, the holders of the outstanding shares of Series A preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders, before any distribution of assets is made to holders of common stock or any other junior stock, a liquidating distribution in the amount of a liquidation preference of $1,000 per share (equivalent to $25 per depositary share), plus the sum of any declared and unpaid dividends for prior dividend periods prior to the dividend period in which the liquidating distribution is made and any declared and unpaid dividends for the then current dividend period in which the liquidating distribution is made to the date of such liquidating distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A preferred stock will have no right or claim to any of our remaining assets.

Distributions will be made only to the extent that our assets are available after satisfaction of all liabilities to depositors and creditors and subject to the rights of holders of any securities ranking senior to the Series A preferred stock. If our remaining assets are not sufficient to pay the full liquidating distributions to the holders of all outstanding Series A preferred stock and all parity stock, then we will distribute our assets to those holders pro rata in proportion to the full liquidating distributions to which they would otherwise have received.

Voting Rights
Holders of the Series A preferred stock will have no voting rights except with respect to certain changes in the terms of the Series A preferred stock and the issuance of capital stock ranking senior to the Series A preferred stock, in the case of certain dividend nonpayments, certain other fundamental corporate events, and as otherwise expressly required by applicable law. See “Description of the Series A Preferred Stock—Voting Rights” in this prospectus supplement.
Preemptive and Conversion Rights
None.
Listing
We have filed an application to list the depositary shares on the Nasdaq Global Select Market under the symbol “FCNCP.” If the application is approved,

trading of the depositary shares on Nasdaq is expected to begin within 30 days after the date of initial issuance of the depositary shares.

Use of Proceeds
We estimate that the net proceeds from this offering will be approximately $295,849,000 (or approximately $340,399,000 if the underwriters exercise in full their over-allotment option), after deducting underwriting discounts and commissions and our estimated offering expenses.(1) We intend to use the net proceeds of this offering as described in “Use of Proceeds.”
U.S. Federal Income Tax Considerations
For a discussion of material U.S. federal income tax considerations of purchasing, owning, and disposing of the depositary shares, see “Material U.S. Federal Income Tax Considerations.”
Depositary, Registrar, and Transfer Agent
Broadridge Corporate Issuer Solutions, Inc. is the transfer agent and registrar for the Series A preferred stock and the depositary for the depositary shares.
Risk Factors
Investing in the depositary shares involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in the depositary shares set forth under “Risk Factors” beginning on page S-9 of this prospectus supplement, as well as the risk factors and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of factors that you should carefully consider before deciding whether to invest in the depositary shares.
(1)	Reflects blended underwriting discount.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following summary selected financial information for the fiscal years ended December 31, 2015 through December 31, 2019 is derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. You should not assume that the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

(Dollars in thousands, except share data)	2019	2018	2017	2016	2015
Summary of Operations:
Interest income	$1,404,011	$1,245,757	$1,103,690	$987,757	$969,209
Interest expense	92,642	36,857	43,794	43,082	44,304
Net interest income	1,311,369	1,208,900	1,059,896	944,675	924,905
Provision for loan and lease losses	31,441	28,468	25,692	32,941	20,664
Net interest income after provision for loan and lease losses	1,279,928	1,180,432	1,034,204	911,734	904,241
Gain on acquisitions	—	—	134,745	5,831	42,930
Noninterest income excluding gain on acquisitions	415,861	400,149	387,218	371,268	424,158
Noninterest expense	1,103,741	1,076,971	1,012,469	937,766	1,038,915
Income before income taxes	592,048	503,610	543,698	351,067	332,414
Income taxes	134,677	103,297	219,946	125,585	122,028
Net income	$457,371	$400,313	$323,752	$225,482	$210,386
Net interest income, taxable equivalent(1)	$1,314,940	$1,212,280	$1,064,415	$949,768	$931,231
Per Share Data:
Net income	$41.05	$33.53	$26.96	$18.77	$17.52
Cash dividends	1.60	1.45	1.25	1.20	1.20
Market price at period end (Class A)	532.21	377.05	403.00	355.00	258.17
Book value at period end	337.38	300.04	277.60	250.82	239.14
Selected Period Average Balances:
Total assets	$37,161,719	$34,879,912	$34,302,867	$32,439,492	$31,072,235
Investment securities	6,919,069	7,074,929	7,036,564	6,616,355	7,011,767
Loans and leases(2)	26,656,048	24,483,719	22,725,665	20,897,395	19,528,153
Interest-earning assets	34,866,734	32,847,661	32,213,646	30,267,788	28,893,157
Deposits	32,218,536	30,165,249	29,119,344	27,515,161	26,485,245
Interest-bearing liabilities	20,394,815	18,995,727	19,576,353	19,158,317	18,986,755
Securities sold under customer repurchase agreements	530,818	555,555	649,252	721,933	606,357
Other short-term borrowings	23,087	58,686	77,680	7,536	227,937
Long-term borrowings	392,150	304,318	842,863	811,755	547,378
Shareholders’ equity	$3,551,781	$3,422,941	$3,206,250	$3,001,269	$2,797,300
Shares outstanding	11,141,069	11,938,439	12,010,405	12,010,405	12,010,405
Selected Period-End Balances:
Total assets	$39,824,496	$35,408,629	$34,527,512	$32,990,836	$31,475,934
Investment securities	7,173,003	6,834,362	7,180,256	7,006,678	6,861,548
Loans and leases	28,881,496	25,523,276	23,596,825	21,737,878	20,239,990
Deposits	34,431,236	30,672,460	29,266,275	28,161,343	26,930,755
Securities sold under customer repurchase agreements	442,956	543,936	586,256	590,936	592,182
Other short-term borrowings	295,277	28,351	107,551	12,551	2,551
Long-term borrowings	588,638	319,867	870,240	832,942	704,155
Shareholders’ equity	$3,586,184	$3,488,954	$3,334,064	$3,012,427	$2,872,109
Shares outstanding	10,629,495	11,628,405	12,010,405	12,010,405	12,010,405

(Dollars in thousands, except share data)	2019	2018	2017	2016	2015
Selected Ratios And Other Data:
Rate of return on average assets	1.23%	1.15%	0.94%	0.70%	0.68%
Rate of return on average shareholders’ equity	12.88	11.69	10.10	7.51	7.52
Average equity to average assets ratio	9.56	9.81	9.35	9.25	9.00
Net yield on interest-earning assets (taxable equivalent)	3.77	3.69	3.30	3.14	3.22
Allowance for loan and lease losses to total loans and leases:
PCI	1.35	1.51	1.31	1.70	1.72
Non-PCI	0.77	0.86	0.93	0.98	0.98
Total	0.78	0.88	0.94	1.01	1.02
Ratio of total nonperforming assets to total loans, leases and other real estate owned	0.58	0.52	0.61	0.67	0.83
Tier 1 risk-based capital ratio	10.86	12.67	12.88	12.42	12.65
Common equity Tier 1 ratio	10.86	12.67	12.88	12.42	12.51
Total risk-based capital ratio	12.12	13.99	14.21	13.85	14.03
Leverage capital ratio	8.81	9.77	9.47	9.05	8.96
Dividend payout ratio	3.90	4.32	4.64	6.39	6.85
Average loans and leases to average deposits	82.74	81.17	78.04	75.95	73.73
(1)	The taxable-equivalent adjustment was $3.6 million, $3.4 million, $4.5 million, $5.1 million, and $6.3 million for the years 2019, 2018, 2017, 2016, and 2015, respectively.
(2)	Average loan and lease balances include purchased credit impaired (“PCI”) loans, non-PCI loans and leases, loans held for sale and nonaccrual loans and leases.

RISK FACTORS

An investment in our securities is subject to risks inherent to our business. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with the risk factors and other information included in our Annual Report on Form 10-K for the year ended December 31, 2019 and in other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties of which management is not aware or that management currently deems immaterial may also impair our business operations. See also the discussion under the heading “Special Note Concerning Forward-Looking Statements.” This prospectus supplement and the accompanying prospectus are qualified in their entirety by these risk factors. If any of these risks actually occurs, our financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of our securities could decline significantly and you could lose all or part of your investment.

You are making an investment decision about both the depositary shares and the Series A preferred stock.

As described in this prospectus supplement, we are issuing depositary shares representing fractional interests in the Series A preferred stock. The depositary will rely solely on the payments it receives on the Series A preferred stock to fund all payments on the depositary shares. You should carefully review the information in this prospectus supplement and the accompanying prospectus regarding both of these securities before making an investment decision.

The Series A preferred stock will be an equity security and will be subordinate to our existing and future indebtedness.

The shares of Series A preferred stock will be equity interests and will not constitute indebtedness of our company. This means that the depositary shares, which represent fractional interests in shares of Series A preferred stock, will rank junior to all of our existing and future indebtedness and our other non-equity claims with respect to assets available to satisfy claims against us, including claims in the event of our liquidation. On March 4, 2020, we completed the offering of the Notes described in “Prospectus Supplement Summary—Offering of Subordinated Notes.” The Series A preferred stock and depositary shares will rank junior to the Notes.

As of December 31, 2019, our total liabilities were approximately $36.24 billion, and we may incur additional indebtedness in the future to increase our capital resources. Additionally, if our capital ratios fall below minimum ratios required by the Federal Reserve, we could be required to raise additional capital by making additional offerings of debt securities, including medium-term notes, senior or subordinated notes, or other applicable securities. The Series A preferred stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below in “Risk Factors—Holders of the Series A preferred stock and the depositary shares will have limited voting rights.” Further, our existing and future indebtedness may restrict the payment of dividends on the Series A preferred stock.

The Series A preferred stock may be junior in rights and preferences to our future preferred stock.

The Series A preferred stock may rank junior to preferred stock issued in the future that by its terms is expressly senior in rights and preferences to the Series A preferred stock, although the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series A preferred stock is required to authorize or issue any shares of stock senior in rights and preferences to the Series A preferred stock. The terms of any future preferred stock expressly senior to the Series A preferred stock may restrict dividend payments on the Series A preferred stock.

Dividends on the Series A preferred stock are discretionary and non-cumulative.

Dividends on the Series A preferred stock are discretionary and will not be cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Series A preferred stock in respect of a dividend period, then no dividend shall be payable on the applicable dividend payment date, no dividend shall be deemed to have accumulated for such dividend period, and we will have no obligation to pay any dividend for that dividend period at any time, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on the Series A preferred stock or any other class or series of our capital stock for any future dividend period. Any declaration and payment of dividends on the Series A preferred stock will depend upon, among other factors, our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to the Series A preferred stock, any credit agreements to which we are a party, and other factors deemed relevant by our board of directors. In addition, under the Federal Reserve’s capital rules, dividends on the Series A preferred stock may only be paid out of our net income, retained earnings, or surplus related to other additional Tier 1 capital instruments.

Our ability to declare and pay dividends is subject to statutory and regulatory restrictions.

We are subject to statutory and regulatory limitations on our ability to declare and pay dividends on the Series A preferred stock. In particular, dividends on the Series A preferred stock will be subject to our receipt of any required prior approval by the Federal Reserve (if then required) and to the satisfaction of conditions set forth in the capital adequacy requirements of the Federal Reserve applicable to dividends on the Series A preferred stock. Under the Federal Reserve’s capital rules, dividends on the Series A preferred stock may only be paid out of our net income, retained earnings, or surplus related to other additional Tier 1 capital instruments.

The Series A preferred stock may be redeemed at our option, and you may not be able to reinvest the redemption price you receive in a similar security.

Subject to the approval of the Federal Reserve (if then required), at our option, we may redeem the Series A preferred stock at any time, either in whole or in part, for cash, on any dividend payment date on or after March 15, 2025. We may also redeem the Series A preferred stock at our option, subject to the approval of the Federal Reserve (if then required), at any time, in whole, but not in part, within 90 days following the occurrence of a regulatory capital treatment event, such as a proposed change in law or regulation after the initial issuance date with respect to whether the Series A preferred stock qualifies as an “additional Tier 1 capital” instrument.

Although the terms of the Series A preferred stock have been established at issuance to satisfy the criteria for “additional Tier 1 capital” instruments consistent with Basel III as set forth in the joint final rulemaking issued in July 2013 by the Federal Reserve, the FDIC, and the Office of the Comptroller of the Currency, it is possible that the Series A preferred stock may not satisfy the criteria set forth in future rulemakings or interpretations. As a result, a regulatory capital treatment event could occur whereby we would have the right, subject to prior approval of the Federal Reserve (if then required), to redeem the Series A preferred stock in accordance with its terms prior to March 15, 2025, or any date thereafter.

If we redeem the Series A preferred stock for any reason, you may not be able to reinvest the redemption proceeds you receive in a similar security. See “Description of Series A Preferred Stock—Redemption” for more information on redemption of the Series A preferred stock.

Investors should not expect us to redeem the Series A preferred stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Series A preferred stock is a perpetual equity security. This means that it has no maturity or mandatory redemption date and is not redeemable at the option of the holders of the Series A preferred stock or the holders of the related depositary shares offered by this prospectus supplement. The Series A preferred stock may be redeemed by us at our option, either in whole or in part, for cash, on any dividend payment date on or after March 15, 2025, or in whole, but not in part, at any time within 90 days of the occurrence of a regulatory capital treatment event. Any decision we may make at any time to propose a redemption of the Series A preferred stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity, and general market conditions at that time.

In addition, our right to redeem the Series A preferred stock is subject to limitations. Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Series A preferred stock is subject to prior approval of the Federal Reserve. We cannot assure you that the Federal Reserve will approve any redemption of the Series A preferred stock that we may propose. There also can be no assurance that, if we propose to redeem the Series A preferred stock without replacing such capital with common equity Tier 1 capital or additional Tier 1 capital instruments, the Federal Reserve will authorize such redemption. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption, or a request that we be permitted to redeem the Series A preferred stock without replacing it with common equity Tier 1 capital or additional Tier 1 capital instruments, include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings, and growth strategy, and other supervisory considerations, although the Federal Reserve may change these factors at any time.

First Citizens BancShares, Inc.’s ability to receive dividends and other distributions from its subsidiaries could affect its liquidity and ability to pay dividends.

First Citizens BancShares, Inc. is a separate and distinct legal entity from its subsidiaries, including First Citizens Bank. First Citizens BancShares, Inc. anticipates that dividends and other distributions to First Citizens BancShares, Inc. from its direct and indirect subsidiaries (including First Citizens Bank) will represent the major source of funds for First Citizens BancShares, Inc. to pay dividends on the Series A preferred stock, make payments on corporate debt securities, and meet other obligations. There are various federal law limitations on the extent to which First Citizens Bank can finance or otherwise supply funds to First Citizens BancShares, Inc. through dividends and loans. These limitations include capital adequacy regulations and policies of its regulators generally and specifically the Office of the Comptroller of the Currency, Prompt Corrective Action regulations, federal banking law requirements concerning the payment of dividends out of net profits or surplus, Sections 23A and 23B of the Federal Reserve Act, and Regulation W governing transactions between an insured depository institution and its affiliates, as well as general federal regulatory oversight to prevent unsafe or unsound practices. If First Citizens BancShares, Inc.’s subsidiaries’ earnings are not sufficient to make dividend payments to First Citizens BancShares, Inc. while maintaining adequate capital levels, First Citizens BancShares, Inc.’s liquidity may be affected and it may not be able to make dividend payments to holders of the Series A preferred stock, make payments on outstanding corporate debt securities, or meet other obligations, each and any of which could have a material adverse impact on First Citizens BancShares, Inc.’s results of operations, financial position, or perception of financial health.

Holders of the Series A preferred stock and the depositary shares will have limited voting rights.

Holders of the Series A preferred stock will have no voting rights with respect to matters that generally require the approval of our voting common stockholders. Holders of the Series A preferred stock will have voting rights only with respect to (i) authorizing, creating, or issuing any capital stock ranking senior to the Series A preferred stock as to dividends or the distribution of assets upon liquidation, dissolution, or winding-up, or reclassifying any authorized capital stock into any such shares of such capital stock or issuing any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock, (ii) amending, altering, or repealing any provision of our certificate of incorporation or the certificate of designation with respect to the Series A preferred stock (the “certificate of designation”), including by merger, consolidation, or otherwise, so as to adversely affect the powers, preferences, or special rights of the Series A preferred stock, (iii) two directors, following non-payments of dividends of at least six or more quarterly Dividend Periods, and (iv) as otherwise required by applicable law. See “Description of Series A Preferred Stock—Voting Rights.”

Holders of the depositary shares must act through the depository to exercise any voting rights of the Series A preferred stock. Although each depositary share is entitled to 1/40th of a vote, the depositary can only vote whole shares of Series A preferred stock. While the depositary will vote the maximum number of whole shares of Series A preferred stock in accordance with the instructions it receives, any remaining fractional votes of holders of the depositary shares will not be voted. See “Description of Depositary Shares—Voting.”

An active trading market for the depositary shares may not develop.

We have filed an application to list the depositary shares on the Nasdaq Global Market under the symbol “FCNCP.” If the application is approved, trading of the depositary shares on Nasdaq is expected to begin within 30 days after the date of initial issuance of the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. The underwriters have advised us that they currently intend to make a secondary market in the depositary shares. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion and without notice. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity. We cannot assure you that you will be able to sell any depositary shares you may hold at a particular time or at a price that you find favorable.

General market conditions and unpredictable factors could adversely affect market prices for the depositary shares.

Future trading prices of the depositary shares will depend on many factors, including:

•	whether we declare or fail to declare dividends on the Series A preferred stock from time to time;
•	our operating performance, financial condition, and prospects, or the operating performance, financial condition, and prospects of our competitors;
•	our creditworthiness;
•	prevailing interest rates;
•	economic, financial, geopolitical, regulatory, or judicial events affecting us or the financial markets generally; and
•	the market for similar securities.

Accordingly, the depositary shares may trade at a discount to the price per share paid for such shares even if a secondary market for the depositary shares develops.

An increase in market interest rates could result in a decrease in the value of the depositary shares.

In general, as market interest rates rise, instruments bearing interest at a fixed rate generally decline in value. Consequently, if you purchase the depositary shares and market interest rates increase, the market value of your depositary shares may decline. We cannot predict the future level of market interest rates.

Our management has broad discretion over the use of proceeds from this offering.

Although we have indicated our intent to use the proceeds from this offering for general corporate purposes, which may include, without limitation, providing capital to support our growth organically or through strategic acquisitions, financing investments, and capital expenditures, for investments in First Citizens Bank as regulatory capital, and redeeming or repurchasing our securities, our management retains significant discretion with respect to the use of proceeds. The proceeds of this offering may be used in a manner that does not generate a favorable return for us. We may use the proceeds to fund future acquisitions of other businesses. In addition, if we use the funds to acquire other businesses, there can be no assurance that any business we acquire would be successfully integrated into our operations or otherwise perform as expected.

An investment in the depositary shares and the Series A preferred stock is not an insured deposit.

The depositary shares and the Series A preferred stock are equity securities and are not bank deposits or savings accounts and, therefore, are not insured against loss by the FDIC, by any other deposit insurance fund, or by any other public or private entity. An investment in the depositary shares and the Series A preferred stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus supplement, the accompanying prospectus, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. As a result, if you acquire the depositary shares and the Series A preferred stock, you will be at risk of losing some or all of your investment.

Additional issuances of preferred stock or securities convertible into preferred stock may further dilute existing holders of the depositary shares.

We may determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of preferred stock, securities convertible into, exchangeable for, or that represent an interest in preferred stock, or preferred stock-equivalent securities to fund strategic initiatives or other business needs or to build additional capital. Our board of directors is authorized to cause us to issue one or more classes or series of preferred stock from time to time without any action on the part of our stockholders, including issuing additional shares of Series A preferred stock or additional depositary shares. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over the Series A preferred stock with respect to dividends or upon our dissolution, winding-up, and liquidation and other terms.

Although the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series A preferred stock is required to authorize or issue any shares of capital stock senior in rights and preferences to the Series A preferred stock, if we issue preferred stock in the future with voting rights that dilute the voting power of the Series A preferred stock or depositary shares, the rights of holders of the depositary shares or the market price of the depositary shares could be adversely affected. The market price of the depositary shares could decline as a result of these other offerings, as well as other sales of a large block of depositary shares, Series A preferred stock, or similar securities in the market thereafter, or the perception that such sales could occur. Holders of the Series A preferred stock are not entitled to preemptive rights or other protections against dilution.

A downgrade, suspension, or withdrawal of any rating assigned by a rating agency to us or our securities, including the depositary shares and the Series A preferred stock, could cause the liquidity or trading price of the depositary shares to decline significantly.

Real or anticipated changes in the credit ratings assigned to the depositary shares, the Series A preferred stock, us or our other securities could affect the trading price of the depositary shares. Credit ratings are not a recommendation to buy, sell, or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the Series A preferred stock and depositary shares, based on their overall view of our industry.

A downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal in the ratings assigned to the depositary shares, the Series A preferred stock, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the depositary shares to decline significantly.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $295,849,000 (or approximately $340,399,000 if the underwriters exercise in full their over-allotment option), after deducting underwriting discounts and commissions and our estimated offering expenses.(1) We intend to use the net proceeds of this offering for general corporate purposes, which may include, without limitation, providing capital to support our growth organically or through strategic acquisitions, financing investments, and capital expenditures, for investments in First Citizens Bank as regulatory capital, and redeeming or repurchasing our securities.

Our management will have broad discretion in the use of the net proceeds from the sale of the depositary shares. The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the net proceeds of the offering in a manner other than as described in this prospectus supplement.

(1)	Reflects blended underwriting discount.

CAPITALIZATION

The following table shows our capitalization and short-term indebtedness at December 31, 2019:

(i)	on a consolidated basis;
(ii)	on a consolidated basis as adjusted to give effect to the issuance and sale of the Notes in the Notes offering (after deducting the underwriting discount and estimated offering expenses); and
(iii)	on a consolidated basis as adjusted to give effect to the issuance and sale of the Notes in the Notes offering and the depositary shares (after deducting underwriting discounts and estimated offering expenses) in this offering, assuming the underwriters do not exercise their over-allotment option.

This table should be read in conjunction with the risk factors and our consolidated financial statements and related notes for the year ended December 31, 2019 included and incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Information by Reference.”

	As of December 31, 2019
(Dollars in thousands, except share data)	Actual	As Adjusted for the Notes Offering(1)		As Adjusted for this Offering and the Notes Offering(1)
Cash and cash equivalents	$376,719	$722,907		$1,018,757

Liabilities
Deposits:
Noninterest-bearing	$12,926,796	$12,926,796		$12,926,796
Interest-bearing	21,504,440	21,504,440		21,504,440
Total deposits	34,431,236	34,431,236		34,431,236
Securities sold under customer repurchase agreements	442,956	442,956		442,956
Federal Home Loan Bank borrowings	572,185	572,185		572,185
Subordinated notes(1)	—	346,188	(2)	346,188	(2)
Subordinated debentures	163,412	163,412		163,412
Other borrowings	148,318	148,318		148,318
FDIC shared-loss payable	112,395	112,395		112,395
Other liabilities	367,810	367,810		367,810
Total liabilities	$36,238,312	$36,584,500		$36,584,500

Shareholders’ equity
Common Stock:
Class A - $1 par value (16,000,000 shares authorized; 9,624,310 shares issued and outstanding at December 31, 2019)	9,624	9,624		9,624
Class B - $1 par value (2,000,000 shares authorized; 1,005,185 shares issued and outstanding at December 31, 2019)	1,005	1,005		1,005
Preferred stock - $0.01 par value (10,000,000 shares authorized; no shares issued and outstanding at December 31, 2019 (300,000 shares issued and outstanding as adjusted for the depositary share offering))	—	—		3
Surplus	44,081	44,081		339,928
Retained earnings	3,658,197	3,658,197		3,658,197
Accumulated other comprehensive loss	(126,723)	(126,723)		(126,723)
Total shareholders’ equity	3,586,184	3,586,184		3,882,034
Total liabilities and shareholders’ equity	$39,824,496	$40,170,684		$40,466,534

	As of December 31, 2019
(Dollars in thousands, except share data)	Actual	As Adjusted for the Notes Offering(1)	As Adjusted for this Offering and the Notes Offering(1)
Capital Ratios:
Total capital to risk weighted assets	12.12%	13.18%	14.07%
Tier 1 capital to risk weighted assets	10.86%	10.80%	11.70%
Common equity Tier 1 capital to risk weighted assets	10.86%	10.80%	10.75%
Tier 1 leverage ratio	8.81%	8.73%	9.43%
(1)	On March 4, 2020, we completed the offering of the Notes described in “Prospectus Supplement Summary—Offering of Subordinated Notes.”
(2)	Represents the aggregate principal amount of the Notes, reduced by the underwriting discount ($3,062,500) and our estimated offering expenses ($750,000).

DESCRIPTION OF SERIES A PREFERRED STOCK

The following description summarizes the material terms of the Series A preferred stock and supplements the description of the general terms and provisions of our serial preferred stock set forth under “Description of Securities to Be Registered—Preferred Stock and Depositary Shares” beginning on page 3 of the accompanying prospectus. This summary does not purport to be complete and is qualified in its entirety by reference to the relevant sections of our certificate of incorporation, which we have previously filed with the SEC, and the certificate of designation, which will be included as an exhibit to documents that we file with the SEC. If any information regarding the Series A preferred stock contained in our certificate of incorporation or the certificate of designation is inconsistent with the information in this prospectus supplement or the accompanying prospectus, the information in our certificate of incorporation or the certificate of designation, as applicable, will apply and supersede information in this prospectus supplement and the accompanying prospectus.

For purposes of this section, references to “we,” “us,” and “our” include only First Citizens BancShares, Inc. and not any of its subsidiaries.

General

Our certificate of incorporation authorizes us to issue 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, and our board of directors is authorized to fix the number of shares of each series and determine the rights, designations, preferences, privileges, limitations, and restrictions of any such series.

Prior to the issuance of the Series A preferred stock, we will file the certificate of designation with the Delaware Secretary of State, which will have the effect of amending our existing certificate of incorporation to establish the terms of the Series A preferred stock. The certificate of designation will initially authorize 345,000 shares of Series A preferred stock. We may, without notice to or the consent of holders of the Series A preferred stock, issue additional shares of Series A preferred stock from time to time. We are offering 300,000 shares of the Series A preferred stock in the aggregate by this prospectus supplement and the accompanying prospectus in connection with this offering (or 345,000 shares of the Series A preferred stock if the underwriters exercise their over-allotment option in full).

We will generally be able to pay dividends and distributions upon our liquidation, dissolution, or winding-up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness, other non-equity, and other senior claims). When the shares of Series A preferred stock are issued in connection with the offering contemplated by this prospectus supplement, such shares will be fully paid and nonassessable when issued, which means that holders of such shares will have paid their purchase price in full and we may not ask them to pay additional funds in respect of their shares of Series A preferred stock.

Holders of Series A preferred stock will not have preemptive or subscription rights to acquire more of our stock. The Series A preferred stock will not be convertible into or exchangeable for our common stock or any other class or series of our capital stock or other securities. The Series A preferred stock does not have a stated maturity date, will not be subject to any sinking fund or any other obligation of us for its repurchase, redemption, or retirement, and will be perpetual unless redeemed at our option.

Ranking

Shares of the Series A preferred stock will rank, with respect to the payment of dividends and distributions upon our liquidation, dissolution, or winding-up:

•	senior to our common stock and to any class or series of our capital stock we may issue that is not expressly stated to be on parity with or senior to the Series A preferred stock;
•	on parity with, or equally to, with any class or series of our capital stock expressly stated to be on parity with the Series A preferred stock, including the Series A preferred stock; and
•	junior to any class or series of our capital stock expressly stated to be senior to the Series A preferred stock (issued with the requisite consent of the holders of at least two-thirds of the outstanding Series A preferred stock).

Dividends

Dividends on shares of the Series A preferred stock are discretionary and will not be cumulative. Holders of the Series A preferred stock will be entitled to receive, if, when, and as declared by our board of directors or a duly authorized committee of our board of directors, out of legally available assets, non-cumulative cash dividends quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, beginning on June 15, 2020 (each such date being referred to herein as a “dividend payment date”). Dividends will accrue from the original issue date (in the case of the initial dividend period only, as described below) or the immediately preceding dividend payment date at a rate per annum equal to 5.375%. In the event that we issue additional shares of Series A preferred stock after the original issue date, dividends on such shares may accrue from the original issue date or any other date we specify at the time such additional shares are issued. References to the “accrual” of dividends in this prospectus supplement refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series A preferred stock.

Dividends will be payable to holders of record of Series A preferred stock as they appear on our books on the applicable record date (each such date being referred to herein as a “dividend record date”), which shall be the 15th calendar day before the dividend payment date or such other record date fixed by our board of directors or a duly authorized committee of our board of directors that is not less than 15 calendar days or more than 30 calendar days before the applicable dividend payment date.

A dividend period is the period from and including a dividend payment date to, but excluding, the next dividend payment date or any earlier redemption date, except that the initial dividend period will commence on and include the original issue date of the Series A preferred stock and will end on and exclude the first dividend payment date. Any dividend payable on shares of the Series A preferred stock for any dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. If any dividend payment date is not a business day, then the related payment of dividends will be made on the next succeeding business day, and no additional dividends will accrue on such payment. The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York.

Dividends on shares of the Series A preferred stock will not be cumulative. Accordingly, if our board of directors or a duly authorized committee of our board of directors does not declare a full dividend on the Series A preferred stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series A preferred stock are declared for any future dividend period.

We are subject to statutory and regulatory prohibitions and other limitations on our ability to declare and pay dividends on the Series A preferred stock. Dividends on the Series A preferred stock will not be declared, paid, or set aside for payment if we fail to comply, or if and to the extent such act would cause us to fail to comply, with applicable laws and regulations. In particular, dividends on the Series A preferred stock may not be declared or set aside for payment if and to the extent such dividends would cause us to fail to comply with the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) applicable to us. The Federal Reserve also has the authority to prohibit or to limit the payment of dividends by a banking organization under its jurisdiction if, in the regulator’s opinion, the organization is engaged in or is about to engage in an unsafe or unsound practice. Federal Reserve policy also states that dividends on capital stock should be paid from current earnings.

Priority of Dividends

The Series A preferred stock will rank junior as to payment of dividends to any class or series of our preferred stock that we may issue in the future that is expressly stated to be senior to the Series A preferred stock. If at any time we do not pay, on the applicable dividend payment date, accrued dividends on any shares that rank in priority to the Series A preferred stock with respect to dividends, we may not pay any dividends on the Series A preferred stock or repurchase, redeem, or otherwise acquire for consideration any shares of Series A preferred stock until we have paid, or set aside for payment, the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, repurchase, redeem, or otherwise acquire for consideration, the Series A preferred stock. As of the date hereof, there are no other shares of preferred stock issued and outstanding.

So long as any share of Series A preferred stock remains outstanding, unless the full dividends for the most recently completed dividend period have been declared and paid, or set aside for payment, on all outstanding shares of Series A preferred stock:

•	no dividend or distribution shall be declared, paid, or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan);
•	no junior stock shall be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of shares of junior stock for or into other shares of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions, or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities; and
•	no parity stock shall be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A preferred stock and any parity stock, (ii) as a result of a reclassification of any parity stock for or into other parity stock, (iii) the exchange or conversion of any parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities.

Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, on any dividend payment date upon the shares of the Series A preferred stock and any shares of parity stock, all dividends declared upon the Series A preferred stock and all such parity stock payable on such dividend payment date shall be declared pro rata in proportion to the respective amounts of undeclared and unpaid dividends on the Series A preferred stock and all parity stock payable on such dividend payment date. To the extent a dividend period with respect to any parity stock coincides with more than one dividend period with respect to the Series A preferred stock for purposes of the immediately preceding sentence, our board of directors will treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the Series A preferred stock, or shall treat such dividend period(s) with respect to any parity stock and dividend period(s) with respect to the Series A preferred stock for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments on such dividend parity stock and the Series A preferred stock. To the extent a dividend period with respect to the Series A preferred stock coincides with more than one dividend period with respect to any parity stock, for purposes of the first sentence of this paragraph, the board of directors shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to such parity stock, or shall treat such dividend period(s) with respect to the Series A preferred stock and dividend period(s) with respect to any parity stock for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series A preferred stock and such parity stock. For the purposes of this paragraph, the term “dividend period” as used with respect to any parity stock means such dividend periods as are provided for in the terms of such parity stock.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of our capital stock over which the Series A preferred stock has preference or priority in the payment of dividends and in the distribution of assets on any liquidation, dissolution, or winding-up of us. Junior stock includes our common stock.

As used in this prospectus supplement, “parity stock” means any other class or series of our capital stock that ranks equally with the Series A preferred stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution, or winding-up of us, including the Series A preferred stock.

Subject to the foregoing, dividends (payable in cash, stock, or otherwise) may be declared and paid on our junior stock, which includes our common stock, from time to time out of any assets legally available for such payment, and the holders of Series A preferred stock or parity stock shall not be entitled to participate in any such dividend.

Redemption

The Series A preferred stock is perpetual and has no maturity date and is not subject to any mandatory redemption, sinking fund, or other similar provisions. The holders of the Series A preferred stock will not have any right to require the redemption or repurchase of their shares of Series A preferred stock.

We may, at our option, redeem the Series A preferred stock (i) in whole or in part, from time to time, on any dividend payment date on or after March 15, 2025, or (ii) in whole but not in part at any time within 90 days following a “regulatory capital treatment event,” in each case at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series A preferred stock to, but excluding, the date fixed for redemption (the “redemption date”). Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable dividend record date will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date. Investors should not expect us to redeem the Series A preferred stock on or after the date it becomes redeemable at our option.

We are a bank holding company regulated by the Federal Reserve. We intend to treat the Series A preferred stock as “Additional Tier 1” capital (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) applicable to us.

A “regulatory capital treatment event” means the good faith determination by us that, as a result of any:

•	amendment to, or change in, the laws, rules, or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of the Series A preferred stock;
•	proposed change in those laws, rules, or regulations that is announced after the initial issuance of any share of the Series A preferred stock; or
•	official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of any share of the Series A preferred stock;

there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference amount of $1,000 per share of the Series A preferred stock then outstanding as additional Tier 1 capital (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for as long as any share of Series A preferred stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Under regulations currently applicable to us, we may not exercise our option to redeem any shares of preferred stock without obtaining the prior approval of the Federal Reserve (or any successor appropriate federal banking agency). Under such regulations, unless the Federal Reserve (or any successor appropriate federal banking agency) authorizes us to do otherwise in writing, we may not redeem the Series A preferred stock unless it is replaced with other Tier 1 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve (or any successor appropriate federal banking agency) that, following redemption, we will continue to hold capital commensurate with its risk.

If shares of the Series A preferred stock are to be redeemed, the notice of redemption shall be given to the holders of record of the Series A preferred stock to be redeemed, by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on our stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series A preferred stock are held in book-entry form through The Depository Trust Company (“DTC”) we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;
•	the number of shares of the Series A preferred stock to be redeemed and, if less than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;
•	the redemption price; and
•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any shares of Series A preferred stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series A preferred stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series A preferred stock, such shares of Series A preferred stock shall no longer be deemed outstanding, and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

In case of any redemption of only part of the shares of the Series A preferred stock at the time outstanding, the shares to be redeemed shall be selected pro rata, by lot, or in such other manner as we may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series A preferred stock is listed.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve, or wind up our affairs, holders of the Series A preferred stock are entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or on parity with the Series A preferred stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution, or winding-up of our business and affairs, including the Series A preferred stock, and before we make any distribution or payment out of our assets to the holders of our common stock or any other class or series of our capital stock ranking junior to the Series A preferred stock with respect to distributions upon our liquidation, dissolution, or winding-up, an amount per share equal to the liquidation preference of $1,000 per share plus any declared and unpaid dividends prior to the payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution). After payment of the full amount of the liquidating distribution described above, the holders of the Series A preferred stock shall not be entitled to any further participation in any distribution of our assets.

In any such distribution, if our assets are not sufficient to pay the liquidation preference in full to all holders of Series A preferred stock and all holders of any shares of our capital stock ranking as to any such liquidating distribution on parity with the Series A preferred stock, including the Series A preferred stock, the amounts paid to the holders of Series A preferred stock and to such other shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series A preferred stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference per share of Series A preferred stock has been paid in full to all holders of Series A preferred stock and the liquidation preference per share of any other capital stock ranking on parity with the Series A preferred stock as to liquidation rights has been paid in full, the holders of our common stock or any other capital stock ranking, as to liquidation rights, junior to the Series A preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

The Series A preferred stock may be fully subordinate to interests held by the U.S. government in the event we enter into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Neither the sale, conveyance, exchange, or transfer of all or substantially all of our assets or business, nor the consolidation or merger by us with or into any other entity or by another entity with or into us, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of our affairs.

Voting Rights

Except as provided below and as determined by our board of directors or a duly authorized committee of our board of directors or as otherwise expressly required by law, the holders of the Series A preferred stock will have no voting rights.

Whenever dividends on any shares of the Series A preferred stock, or any parity stock upon which similar voting rights have been conferred (“special voting preferred stock”), shall have not been declared and paid for an aggregate amount equal to the amount of dividends payable on the Series A preferred stock as contemplated herein for any dividend periods that, in the aggregate, equal 18 months, whether or not for consecutive dividend periods (which we refer to as a “nonpayment”), the holders of the Series A preferred stock, voting together as a class with holders of any special voting preferred stock then outstanding, will be entitled to vote (based on respective liquidation preferences) for the election of a total of two additional members of our board of directors (which we refer to as the “preferred directors”); provided that our board of directors shall at no time include more than two preferred directors; provided, further, that the election of any such preferred directors may not cause us to violate any corporate governance requirement of The Nasdaq Stock Market LLC (or any other exchange on which our securities may be listed). In that event, the number of directors on our board of directors shall automatically increase by two and, at the request of any holder of Series A preferred stock, a special meeting of the holders of Series A preferred stock and such special voting preferred stock, including the Series A preferred stock, for which dividends have not been paid shall be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series A preferred stock and such special voting preferred stock for dividend periods that in the aggregate equal at least 12 consecutive months following the nonpayment.

If and when full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) for dividend periods that, in the aggregate, equal at least 12 consecutive months following a nonpayment on the Series A preferred stock and such special voting preferred stock, the holders of the Series A preferred stock and such special voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment) and the term of office of each preferred director so elected shall terminate and the number of directors on our board of directors shall automatically decrease by two.

Any preferred director may be removed at any time without cause by the holders of a majority of the outstanding shares of the Series A preferred stock and such special voting preferred stock, voting together as a class, when they have the voting rights described above. So long as a nonpayment shall continue, any vacancy in the office of a preferred director (other than prior to the initial election of the preferred directors) may be filled by the written consent of the preferred director remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Series A preferred stock and such special voting preferred stock, voting together as a class, to serve until the next annual meeting of stockholders; provided that the filling of any such vacancy may not cause us to violate any corporate governance requirement of The Nasdaq Stock Market LLC (or any other exchange on which our securities may be listed). The preferred directors shall each be entitled to one vote per director on any matter on which our directors are entitled to vote.

Under regulations adopted by the Federal Reserve, if the holders of one or more series of preferred stock are or become entitled to vote for the election of directors, such series entitled to vote for the same director(s) will be deemed a class of voting securities and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence” over us, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In addition, if the series is/are deemed to be a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series. While we do not believe the shares of Series A preferred stock are considered “voting securities” currently, holders of such stock should consult their own counsel with regard to regulatory implications. A holder or group of holders may also be deemed to control us if they own more than one-third of our total equity, both voting and non-voting, aggregating all shares held by the holders across all classes of stock.

So long as any shares of Series A preferred stock remain outstanding, in addition to any other vote or consent of stockholders required by law or our certificate of incorporation, the affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Series A preferred stock entitled to vote thereon, voting separately as a single class, shall be required to:

•	authorize, create, issue, or increase the authorized amount of any class or series of our capital stock ranking senior to the Series A preferred stock with respect to payment of dividends or as to distributions upon our liquidation, dissolution, or winding-up, or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of our capital stock;
•	amend, alter, or repeal the provisions of our certificate of incorporation, including the certificate of designation, whether by merger, consolidation, or otherwise, so as to materially and adversely affect the special powers, preferences, privileges, or rights of the Series A preferred stock, taken as a whole; or
•	consummate a binding share exchange or reclassification involving the Series A preferred stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of our assets or business or consolidate with or merge into any other corporation, unless, in each case, the shares of the Series A preferred stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have powers, preferences, privileges, and rights that are not materially less favorable to the holders thereof than the powers, preferences, privileges, and rights of the Series A preferred stock, taken as a whole.

When determining the application of the voting rights described in this section, the authorization, creation, and issuance, or an increase in the authorized or issued amount, of junior stock or any class or series of capital stock that by its terms expressly provides that it ranks on parity with the Series A preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon our liquidation, dissolution, or winding-up, or any securities convertible into or exchangeable or exercisable for junior stock or any class or series of capital stock, shall not be deemed to materially and adversely affect the special powers, preferences, privileges, or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Series A preferred stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Series A preferred stock to effect such redemption.

Depositary, Transfer Agent, and Registrar

Broadridge Corporate Issuer Solutions, Inc. is the depositary, transfer agent, and registrar for the Series A preferred stock and the depositary for the depositary shares. We may, in our sole discretion, remove the depositary, transfer agent, and registrar in accordance with the agreement between us and the depositary, transfer agent, or registrar, respectively; provided that we will appoint a successor who will accept such appointment prior to the effectiveness of its removal.

DESCRIPTION OF DEPOSITARY SHARES

The following description summarizes the material terms of the depositary shares and supplements the description of the general terms and provisions of the depositary shares set forth under “Description of Securities to Be Registered—Preferred Stock and Depositary Shares” beginning on page 3 of the accompanying prospectus. This summary does not purport to be complete and is qualified in its entirety by reference to the relevant sections of the deposit agreement and form of depositary receipt, which will be included as exhibits to documents that we file with the SEC. If any information regarding the depositary shares contained in the deposit agreement or form of depositary receipt is inconsistent with the information in this prospectus supplement or the accompanying prospectus, the information in the deposit agreement and form of depositary receipt, as applicable, will apply and supersede the information in this prospectus supplement and the accompanying prospectus.

For purposes of this section, references to “we,” “us,” and “our” include only First Citizens BancShares, Inc. and not any of its subsidiaries.

General

We are offering depositary shares representing proportional fractional interests in shares of the Series A preferred stock. Each depositary share represents a 1/40th interest in a share of the Series A preferred stock and will be evidenced by depositary receipts, as described under “Book-Entry Procedures and Settlement” in this prospectus supplement. We will deposit the underlying shares of Series A preferred stock with a depositary pursuant to a deposit agreement among us, Broadridge Corporate Issuer Solutions, Inc., acting as depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all of the powers, preferences, and special rights of the Series A preferred stock, as applicable, in proportion to the applicable fraction of a share of Series A preferred stock those depositary shares represent.

In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names on the books that we or the depositary maintains for this purpose. DTC (or its designated nominee) is the only registered holder of the depositary receipts representing the depositary shares. References to “holders” of depositary shares do not include indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the section entitled “Book-Entry Procedures and Settlement.”

Immediately following the issuance of the Series A preferred stock, we will deposit the Series A preferred stock with the depositary, which will then issue the depositary shares to the underwriters. Copies of the forms of the deposit agreement and the depositary receipt may be obtained from us upon request and in the manner described in the section entitled “Incorporation of Certain Information by Reference.”

Dividends and Other Distributions

Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on each share of Series A preferred stock.

The depositary will distribute all dividends and other cash distributions received on the Series A preferred stock to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder. If we make a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.

If the calculation of a dividend or other cash distribution results in an amount that is a fraction of a cent and that fraction is equal to or greater than $0.005, the depositary will round that amount up to the next highest whole cent and will request that we pay the resulting additional amount to the depositary for the relevant dividend or other cash distribution. If the fractional amount is less than $0.005, the depositary will disregard that fractional amount and it will be added to and be treated as part of the next succeeding distribution.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series A preferred stock.

The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Series A preferred stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Series A preferred stock, until such taxes or other governmental charges are paid.

Liquidation Preference

In the event of our liquidation, dissolution, or winding-up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying Series A preferred stock represented by the depositary shares.

Neither the sale, conveyance, exchange, or transfer of all or substantially all of our assets or business, nor the consolidation or merger by us with or into any other entity or by another entity with or into us, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of our affairs.

Redemption of Depositary Shares

If we redeem the Series A preferred stock, in whole or in part, as described above under “Description of Series A Preferred Stock—Redemption,” depositary shares also will be redeemed with the proceeds received by the depositary from the redemption of the Series A preferred stock held by the depositary. The redemption price per depositary share will be 1/40th of the redemption price per share payable with respect to the Series A preferred stock (or $25 per depositary share), plus 1/40th of the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series A preferred stock to, but excluding, the redemption date.

If we redeem shares of the Series A preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Series A preferred stock so redeemed. If we redeem less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected either pro rata or by lot or in such other manner as we may determine to be fair and equitable. The depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 days and not more than 60 days prior to the date fixed for redemption of the Series A preferred stock and the related depositary shares.

Voting

Because each depositary share represents a 1/40th ownership interest in a share of Series A preferred stock, holders of depositary receipts will be entitled to vote 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series A preferred stock are entitled to vote, as described above in “Description of Series A Preferred Stock—Voting Rights.”

When the depositary receives notice of any meeting at which the holders of the Series A preferred stock are entitled to vote, the depositary will, if requested in writing and provided with all necessary information, provide the information contained in the notice to the record holders of the depositary shares relating to the Series A preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series A preferred stock, may instruct the depositary to vote the amount of the Series A preferred stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote or cause to be voted the amount of the Series A preferred stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series A preferred stock, it will abstain from voting with respect to such shares (but may, at its discretion, appear at the meeting with respect to such shares unless directed to the contrary).

Depositary, Transfer Agent, and Registrar

Broadridge Corporate Issuer Solutions, Inc. is the transfer agent and registrar for the Series A preferred stock and the depositary for the depositary shares. We may remove the depositary, transfer agent, and registrar in accordance with the agreement between us and the depositary, transfer agent, or registrar, respectively; provided that we will appoint a successor who will accept such appointment prior to the effectiveness of its removal.

Form of Series A Preferred Stock and Depositary Shares

The depositary shares will be issued in book-entry form through DTC, as described in “Book-Entry Procedures and Settlement” on page S-28 in this prospectus supplement. The Series A preferred stock will be issued in registered form to the depositary.

Listing of Depositary Shares

We have filed an application to list the depositary shares on the Nasdaq Global Select Market under the symbol “FCNCP.” If the application is approved, trading of the depositary shares on Nasdaq is expected to begin within 30 days after the date of initial issuance of the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. The Series A preferred stock will not be listed, and we do not expect that there will be any trading market for the Series A preferred stock except as represented by the depositary shares.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

We will issue the depositary shares under a book-entry system in the form of one or more global depositary receipts. We will register the global depositary receipts in the name of Cede & Co., as a nominee for DTC, or such other name as may be requested by an authorized representative of DTC. The global depositary receipts will be deposited with the depositary.

Following the issuance of the depositary shares in book-entry only form, DTC will credit the accounts of its participants with the depositary shares upon our instructions. DTC or its nominee will thus be the only registered holder of the depositary receipts representing the depositary shares and will be considered the sole owner of the depositary receipts for purposes of the deposit agreement.

Global depositary receipts may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global depositary receipts may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), each as indirect participants in DTC. Transfers of beneficial interests in the global depositary receipts will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time. DTC has advised us as follows: it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants in DTC’s system include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to DTC’s system also is available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we collectively call indirect participants. Persons that are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

DTC has also advised us that, upon the issuance of the depositary receipts evidencing the depositary shares, it will credit, on its book-entry registration and transfer system, the depositary shares evidenced thereby to the designated accounts of participants. Ownership of beneficial interests in the global depositary receipts will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global depositary receipts will be shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC or its nominee (with respect to participants) and the records of participants and indirect participants (with respect to other owners of beneficial interests in the global depositary receipts).

Investors in the global depositary receipts that are participants may hold their interests therein directly through DTC. Investors in the global depositary receipts that are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global depositary receipts on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a global depositary receipt, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain purchasers of securities take physical delivery of those securities in definitive form. These laws may impair the ability of holders to transfer beneficial interests in depositary receipts to certain purchasers. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global depositary receipt to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

So long as DTC or any successor depositary for a depositary receipt, or any nominee, is the registered holder of such depositary receipt, DTC or such successor depositary or nominee will be considered the sole owner or holder of the depositary shares represented by such depositary receipts for all purposes under the instruments governing the rights and obligations of holders of depositary shares. Except as set forth below, owners of beneficial interests in a depositary receipt will not be entitled to have depositary shares represented by such depositary receipt registered in their names, will not receive or be entitled to receive physical delivery of depositary shares or depositary receipts in definitive form, and will not be considered the owners or holders thereof for any purpose under the deposit agreement. Accordingly, each person owning a beneficial interest in a depositary receipt must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the deposit agreement. We understand that, under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the depositary receipts desires to give any consent or take any action under the deposit agreement, DTC or any successor depositary would authorize the participants holding the relevant beneficial interests to give or take such action or consent, and such participants would authorize beneficial owners owning through such participants to give or take such action or consent or would otherwise act upon the instructions of beneficial owners owning through them.

Payment of dividends, if any, distributions upon liquidation, or other distributions with respect to the depositary shares that are registered in the name of or held by DTC or any successor depositary or nominee will be payable to DTC or such successor depositary or nominee, as the case may be, in its capacity as registered holder of the global depositary receipts representing the depositary shares. Under the terms of the deposit agreement, the depositary will treat the persons in whose names the depositary shares, including the depositary receipts, are registered as the owners of such securities for the purpose of receiving payments and for all other purposes. Consequently, neither we, nor any depositary, nor any agent of us or any such depositary will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the depositary receipts, for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests, or for any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

We have been advised by DTC that its current practice, upon receipt of any payment of dividends, distributions upon liquidation, or other distributions with respect to the depositary receipts, is to credit participants’ accounts with payments on the payment date, unless DTC has reason to believe it will not receive payments on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the relevant security as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the global depositary receipts held through such participants and indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants or indirect participants, and will not be the responsibility of us, any depositary, nor any agent of us or of any such depositary. Neither we nor any such depositary or agent will be liable for any delay by DTC or by any participant or indirect participant in identifying the beneficial owners of the depositary shares, and we and any such depositary or agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Crossmarket transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global depositary receipts in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of depositary shares only at the direction of one or more participants to whose account DTC has credited the interests in the global depositary receipts and only in respect of such portion of the aggregate amount of the depositary shares as to which such participant or participants has or have given such direction.

Owners of beneficial interests in a global depositary receipt will not be entitled to receive physical delivery of the related depositary shares or any depositary receipts in certificated form and will not be considered the holders of the depositary shares or depositary receipts for any purposes under the instruments governing the rights and obligations of holders of depositary shares, and no depositary receipt will be exchangeable, except for another depositary receipt of the same denomination and tenor to be registered in the name of DTC or a successor depositary or nominee. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the beneficial owner is not a participant, on the procedures of the participant or indirect participant through which the beneficial owner owns its interest to exercise any rights of a holder under deposit agreement.

Although DTC, Euroclear, and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear, and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, nor any depositary, nor any agent of us or of any such depositary will have any responsibility for the performance by DTC, Euroclear, or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section, including any description of the operations and procedures of DTC, Euroclear, and Clearstream, has been provided solely as a matter of convenience. We do not take any responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty, or contract modification of any kind. The operations and procedures of DTC, Euroclear, and Clearstream are solely within the control of such settlement systems and are subject to changes by them. We urge investors to contact such systems or their participants directly to discuss these matters.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the depositary shares by (i) employee benefit plans subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts, and other arrangements subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) plans subject to any federal, state, local, non-U.S., or other laws or regulations that are similar to ERISA or Section 4975 of the Code, which we collectively refer to as “Similar Laws,” and (iv) entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans, accounts, or arrangements (each of which we call a “Plan”).

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

Each fiduciary of a Plan should consider the fiduciary standards of ERISA, the Code, or any other applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the depositary shares. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence, diversification, delegation of control, and prohibited transaction provisions of ERISA, the Code, and any other applicable Similar Laws and would be consistent with the documents and instruments governing the Plan. In addition, a fiduciary of a Plan should consult with its counsel in order to determine if the investment satisfies the fiduciary’s duties to the Plan, including, without limitation, the prudence, diversification, delegation of control, and prohibited transaction provisions of ERISA, the Code, and any other applicable Similar Laws.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions (which we call “ERISA Plans”) from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to the ERISA Plans, unless an exemption is available. A violation of these “prohibited transaction” rules by a party in interest or a disqualified person may result in an excise tax and other penalties and liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

Unless the depositary shares are acquired and are held in accordance with an applicable statutory, class, or individual prohibited transaction exemption, a direct or indirect prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the depositary shares were acquired by an ERISA Plan with respect to which any underwriter or we or any of our affiliates are a party in interest or a disqualified person. For example, if any underwriter is or we are a party in interest or a disqualified person with respect to an investing ERISA Plan (either directly or, in our case, by reason of our ownership of our subsidiaries), the purchase of any depositary shares by an ERISA Plan could result in a sale or exchange between any plan and a party in interest or a disqualified person that is prohibited by Section 406(a)(1)(A) of ERISA and Section 4975(c)(1)(A) of the Code, unless exemptive relief were available under an applicable exemption (see below).

The U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the depositary shares. Those class exemptions include:

•	PTCE 96-23 - for certain transactions managed by in-house asset managers;
•	PTCE 95-60 - for certain transactions involving insurance company general accounts;
•	PTCE 91-38 - for certain transactions involving bank collective investment funds;

•	PTCE 90-1 - for certain transactions involving insurance company pooled separate accounts; and
•	PTCE 84-14 - for certain transactions determined or effected by independent qualified professional asset managers.

In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for transactions between a Plan and a party in interest or disqualified person, provided that the party in interest is not a fiduciary (or an affiliate) who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction or renders investment advice with respect to those assets and is a party in interest or disqualified person solely by reason of being a service provider to the Plan or having a relationship to a service provider to the Plan, and provided, further, that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”). Each of these exemptions contains conditions and limitations on its application. No assurance can be made that all of the conditions of any such exemptions will be satisfied. Therefore, each person that is considering acquiring or holding the depositary shares in reliance on an exemption should carefully review and consult with its legal advisors to confirm that it is applicable to the purchase and holding of the depositary shares.

Because of the possibility that direct or indirect prohibited transactions or violations of Similar Laws could occur as a result of the purchase, holding, or disposition of the depositary shares by a Plan, the depositary shares may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase, holding, and disposition of the depositary shares will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any Similar Laws. Any purchaser or holder of the depositary shares or any interest in the depositary shares will be deemed to have represented by its purchase and holding of the depositary shares that either:

•	it is not a Plan and is not purchasing the depositary shares or interest in the depositary shares on behalf of or with the assets of any Plan; or
•	its purchase, holding, and disposition of the depositary shares or interest in the depositary shares will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of the provisions of any Similar Laws.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of the depositary shares on behalf of or with the assets of any Plan consult with its counsel regarding the consequences under ERISA, the Code, and any applicable Similar Laws of the acquisition, ownership, and disposition of the depositary shares, whether any exemption would be applicable under any of the PTCEs listed above, the service provider exemption, or any other applicable exemption, and whether all conditions of such exemption have been satisfied such that the acquisition and holding of the depositary shares by the Plan are entitled to full exemptive relief thereunder.

Nothing herein shall be construed as, and the sale of the depositary shares to a Plan is in no respect, a representation by us or the underwriters that any investment in the depositary shares would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan. Neither we, nor any underwriter, nor any of our or their respective affiliates is making an investment recommendation or providing investment advice on which a Plan or the fiduciary making the investment decision for such Plan has relied in connection with the decision to acquire the depositary shares, and none of us is acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the Plan in connection with the Plan’s acquisition of any depositary shares. Any purchaser or holder of depositary shares or any interest in the depositary shares that is a Plan will be deemed to have represented that the Plan fiduciary making the decision to acquire such depositary shares is exercising its own independent judgment in evaluating the investment in the depositary shares. The foregoing discussion is merely a summary and should not be construed as legal advice or as complete in all relevant respects.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax considerations related to the acquisition, ownership, and disposition of the depositary shares we are offering. It is not a complete analysis of all of the potential tax considerations relating to the depositary shares. This summary is based upon the provisions of the Code, Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. Additionally, we have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS will accept or agree with the positions concerning the tax consequences of the acquisition, ownership, or disposition of the depositary shares that are discussed below.

This summary is limited to beneficial owners (referred to in this summary as holders) of the depositary shares that purchase the depositary shares upon their initial issuance for cash equal to the issue price of such shares and that will hold the depositary shares as capital assets within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This summary does not address the tax considerations arising under the laws of any foreign, state, or local jurisdiction. In addition, this discussion does not address all U.S. federal income tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;
•	banks, insurance companies, or other financial institutions;
•	real estate investment trusts;
•	controlled foreign corporations;
•	passive foreign investment companies and regulated investment companies and shareholders of such corporations;
•	tax-exempt organizations;
•	qualified retirement plans, individual retirement accounts, and other deferred compensation arrangements;
•	governmental entities;
•	brokers and dealers in securities or commodities;
•	certain U.S. expatriates;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•	persons that will hold the depositary shares as a position in a hedging transaction, wash sale, straddle, conversion transaction, or other risk reduction or synthetic transaction; and
•	entities or arrangements classified as partnerships or S corporations for U.S. federal income tax purposes or other pass-through entities, and owners of such entities.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the depositary shares, the tax treatment of an owner of the entity or arrangement will generally depend upon the status of the owner and the activities of the entity or arrangement. If you are an entity or arrangement classified as a partnership for U.S. federal income tax purposes that will hold depositary shares or an owner of such an entity or arrangement, you are urged to consult your tax advisor regarding the tax consequences to you of holding the depositary shares.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign, or other taxing jurisdiction or under any applicable tax treaty.

Treatment of Depositary Shares

Beneficial owners of depositary shares will be treated as owners of the underlying Series A preferred stock for U.S. federal income tax purposes. Accordingly, each beneficial owner of a depositary share will be treated as receiving a proportionate share of all cash or other property received by the depositary in respect of the Series A preferred stock. Any references to depositary shares below will be deemed to refer to the Series A preferred stock underlying such depositary shares, where the context requires. This discussion assumes that only cash distributions will be made on the Series A preferred stock. You should consult your own tax advisors regarding the tax consequences of noncash distributions made on the Series A preferred stock.

U.S. Holders

This subsection describes the tax considerations for a “U.S. holder.” You are a “U.S. holder” if you are a beneficial owner of a Note and you are:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust that (i) is subject to the supervision of a court within the United States if one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person.”

Distributions. A distribution in respect of the depositary shares generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits, as determined for federal income tax purposes. If the distribution exceeds our current and accumulated earnings and profits attributable to the Series A preferred stock, the excess will be treated as a nontaxable return of capital reducing the U.S. holder’s adjusted tax basis in the depositary shares, but not below zero. Any remaining excess will be treated as capital gain from the sale or exchange of the depositary shares (see “—U.S. Holders—Sale, Exchange, Redemption, or Certain Other Taxable Dispositions of the Depositary Shares” below).

Subject to certain holding period requirements and exceptions, dividends received by noncorporate holders generally will qualify for taxation at special rates as “qualified dividend income.” Dividends received by a corporate U.S. holder, except as described immediately below, generally will be eligible for the 50% dividends-received deduction under Section 243 of the Code.

A corporate U.S. holder may not be entitled to take the 50% dividends-received deduction in all circumstances. In addition to other applicable rules, prospective corporate investors should consider the effect of:

•	Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate U.S. holder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock, which may include the depositary shares; and
•	Section 246(c) of the Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally, for preferred stock, at least 91 days during the 181-day period beginning on the date that is 90 days before the date on which the preferred stock becomes ex-dividend with respect to such dividend).

U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate for qualified dividend income.

A corporate U.S. holder will be required to reduce its tax basis (but not below zero) in the depositary shares by the nontaxed portion of any “extraordinary dividend” if the depositary shares were not held for more than two years before the earliest of the date we declare, announce, or agree to the amount or payment of such dividend. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction. An extraordinary dividend generally would be a dividend with respect to the depositary shares that:

•	equals or exceeds 5% of the corporate U.S. holder’s adjusted tax basis in the depositary shares, treating all dividends having ex-dividend dates within an 85-day period as one dividend; or
•	exceeds 20% of the corporate U.S. holder’s adjusted tax basis in the depositary shares, treating all dividends having ex-dividend dates within a 365-day period as one dividend.

In determining whether a dividend paid on stock is an extraordinary dividend, a corporate U.S. holder may elect to substitute the fair market value of the stock for its tax basis for purposes of applying these tests if that fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that either is not pro rata as to all stockholders or is in partial liquidation of the corporation, regardless of the stockholder’s holding period and regardless of the size of the dividend. Any part of the nontaxed portion of an extraordinary dividend that is not applied to reduce the corporate U.S. holder’s adjusted tax basis (as a result of the limitation on reducing its basis below zero) would be treated as capital gain from the sale or exchange of the corporate U.S. holder’s stock and would be recognized in the taxable year in which the extraordinary dividend is received.

Sale, Exchange, Redemption, or Certain Other Taxable Dispositions of the Depositary Shares. A U.S. holder will generally recognize capital gain or capital loss on a sale, exchange, or other taxable disposition of the depositary shares. The U.S. holder’s capital gain or capital loss will equal the difference between (i) the amount realized by the U.S. holder in respect of such disposition and (ii) the U.S. holder’s adjusted tax basis in such depositary shares. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the depositary shares. Capital gain or capital loss recognized by a U.S. holder on a sale or exchange of the depositary shares will be long-term capital gain or capital loss if the holder held the depositary shares for more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

If we redeem the Series A preferred stock underlying the depositary shares (in which case the depositary shares would be redeemed as described above in “Description of Depositary Shares—Redemption of Depositary Shares”), the redemption generally would be a taxable event. A U.S. holder would be treated as if it had sold its depositary shares if the redemption:

•	results in a “complete termination” of the U.S. holder’s stock interest in us;
•	is “substantially disproportionate” with respect to the U.S. holder; or
•	is “not essentially equivalent to a dividend” with respect to the U.S. holder (collectively, the “Section 302 Tests”).

In determining whether any of the Section 302 Tests has been met with respect to a redemption, a U.S. holder must take into account shares of stock considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned and Series A preferred stock represented by depositary shares held by the U.S. holder. Additionally, contemporaneous dispositions or acquisitions of stock by a U.S. holder may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether any of the Section 302 Tests is satisfied. U.S. holders should consult their tax advisors as to the application of any of the Section 302 Tests to their particular circumstances.

If a redemption of the depositary shares of a U.S. holder satisfies any of the Section 302 Tests, the U.S. holder generally would recognize taxable gain or loss equal to the difference between the amount realized on the redemption and the U.S. Holder’s adjusted tax basis in the redeemed shares. For this purpose, the amount realized by the U.S. Holder would include the amount of any cash and the fair market value of any other property received in the redemption (other than, in certain cases, stock of us or a successor to us). This gain or loss would be capital gain or capital loss and would be long-term capital gain or capital loss if the U.S. holder has held the depositary shares for more than one year.

If a redemption of the depositary shares of a U.S. holder does not satisfy any of the Section 302 Tests, the U.S. holder generally would be treated as receiving a distribution in the amount of cash and the fair market value of any property paid to the U.S. holder. Any such distribution would be taxed in the manner provided above under “—U.S. Holders—Distributions.”

If the redemption of a U.S. holder’s depositary shares is treated as a distribution that is taxable as a dividend, the U.S. holder generally would not be able to reduce the taxable dividend amount by any tax basis in the redeemed depositary shares. Instead, the U.S. holder’s adjusted tax basis in the redeemed depositary shares generally would be added to any depositary shares retained by the U.S. holder. U.S. holders should consult with their own tax advisors regarding the allocation of their adjusted tax basis among any redeemed and remaining depositary shares.

Medicare Tax. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts exempt from such tax, will be subject to a 3.8% tax on all or a portion of its net investment income if the holder’s modified adjusted gross income (or adjusted gross income for an estate or trust) exceeds certain thresholds. For this purpose, “net investment income” generally includes dividend income and net gains from the disposition of stock, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate, or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the depositary shares.

Backup Withholding and Information Reporting. We or our paying agent will be required to report to the holders of the depositary shares and to the IRS dividends and certain other amounts paid on or with respect to the depositary shares during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding on any dividends paid on the depositary shares and proceeds from the sale of the depositary shares at the applicable rate (currently 24%) if the U.S. holder (i) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status, (ii) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends, (iii) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding, or (iv) otherwise fails to comply with the applicable backup withholding rules. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided that the required information is properly furnished to the IRS by the U.S. holder on a timely basis.

Non-U.S. Holders

This subsection describes the tax considerations for a “non-U.S. holder.” You are a “non-U.S. holder” if you are the beneficial owner of a depositary share and you are neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Distributions. Any distributions taxed as dividends (see “—U.S. Holders—Distributions” above) paid in respect of a non-U.S. holder’s depositary shares (including any redemption proceeds that are taxed as dividends under the rules described above under “—U.S. Holders—Sale, Exchange, Redemption, or Certain Other Taxable Dispositions of the Depositary Shares”) generally will be subject to withholding tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty). However, dividends that are effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States (and, where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment or fixed base, as applicable) (“effectively connected dividends”) are not subject to the withholding tax, provided that the non-U.S. holder certifies, under penalty of perjury, that the dividends paid to such non-U.S. holder are effectively connected dividends on a properly executed and completed IRS Form W-8ECI (or other applicable form). Instead, such effectively connected dividends are subject to U.S. federal income tax on a net income basis at the individual or corporate rates applicable to U.S. holders, as applicable. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A non-U.S. holder of depositary shares who wishes to claim the benefit of a treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Distributions in respect of a non-U.S. holder’s depositary shares not treated as dividends for U.S. federal income tax purposes will first constitute a nontaxable return of capital and will be applied against and reduce the non-U.S. holder’s adjusted tax basis in the depositary shares (but not below zero), and thereafter will be treated as gain from the sale or exchange of depositary shares as described under “—Non-U.S. Holders—Sale, Exchange, Redemption, or Other Taxable Dispositions of the Depositary Shares” below.

Sale, Exchange, Redemption, or Other Taxable Disposition of the Depositary Shares. Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder upon the sale, exchange, redemption (provided that the redemption is treated as a sale or exchange under the rules described above under “—U.S. Holders—Sale, Exchange, Redemption, or Certain Other Taxable Dispositions of the Depositary Shares”), or other taxable disposition of depositary shares will not be subject to U.S. federal income tax with respect to such gain unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, as applicable);
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or
•	the depositary shares constitute U.S. real property interests because we had been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the period that the non-U.S. holder held the depositary shares.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale or other disposition in the same manner (and at the same rates) as a U.S. holder. If the non-U.S. holder is a corporation, the gain may also be subject to a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty).

An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% (or such lower rate as specified by an applicable tax treaty) U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such capital losses).

With regard to the third bullet point above, generally a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe we are not, and we do not expect to become, a USRPHC for U.S. federal income tax purposes. However, even if we are or become a USRPHC, the depositary shares will be treated as U.S. real property interests in respect of a non-U.S. holder only if the non-U.S. holder actually or constructively holds more than 5% of the depositary shares at any time during the holding period described above, or if the depositary shares cease to be regularly traded on an established securities market before the year in which the sale occurs. Any taxable gain in respect of the third bullet point above generally would be taxed in the same manner as gain that is effectively connected with the conduct of a trade or business in the United States (as described above), except that the branch profits tax will not apply. Non-U.S. holders should consult their own advisors about the consequences that could result if we are, or become, a USRPHC.

Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules than described above. To claim the benefit of a treaty, a non-U.S. holder must properly execute and submit the appropriate IRS Form W-8 (or suitable successor or substitute form).

Backup Withholding and Information Reporting. Generally, we must report to the IRS and to non-U.S. holders the amount of dividends and other distributions treated as paid to the holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty or other agreement for the exchange of such information.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of dividends that we make in respect of depositary shares held by the holder if the non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder on a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) or otherwise establishes an exemption (provided that the payor does not have actual knowledge or reason to know that such holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied, in which case backup withholding and information reporting obligations will be applicable). A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding on the proceeds of the sale or other disposition of depositary shares within the United States or conducted through certain U.S.-related payors, unless the non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder on a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) or otherwise establishes an exemption (provided that neither the broker nor intermediary has actual knowledge or reason to know that such holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided that the required information is furnished to the IRS on a timely basis.

FATCA. Under legislation enacted as part of the Hiring Incentives to Restore Employment Act, commonly referred to as FATCA, a 30% withholding tax may apply to payments of dividends on stock made to foreign financial institutions (including amounts paid to a foreign financial institution on behalf of a holder) and certain other non-financial foreign entities. Additionally, subject to the proposed Treasury Regulations discussed below, a 30% withholding tax may apply to payments of gross proceeds from the disposition of stock made to such institutions and entities. In the case of payments made to a “foreign financial institution” (as defined in Section 1471(d)(4) of the Code and the Treasury Regulations promulgated thereunder), subject to certain exceptions, the tax will generally be imposed unless the foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose certain information regarding its U.S. account holders (including certain account holders that are foreign entities that have U.S. owners) and satisfies certain other requirements or is deemed to be compliant with the requirements of FATCA, pursuant to an intergovernmental agreement in respect of FATCA or otherwise. In the case of payments made to certain other non-U.S. entities, the tax generally will be imposed unless such entity provides the payor with certain information regarding certain direct and indirect U.S. owners of the entity, or certifies that it has no such U.S. owners, and complies with certain other requirements. No additional amounts will be payable on account of any withholding obligation that is imposed with respect to payments on the depositary shares as a result of the failure of any holder or beneficial owner of a depositary share, or any intermediary through which it directly or indirectly owns such depositary share, to comply with the requirements of FATCA.

Treasury Regulations proposed in December 2018 eliminate FATCA withholding on the gross proceeds from a sale or other disposition of instruments, such as the depositary shares. In its preamble to those proposed Treasury Regulations, the IRS stated that taxpayers generally may rely on the proposed Treasury Regulations until final Treasury Regulations are issued.

Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the depositary shares.

The discussion of U.S. federal income tax considerations set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective purchasers of the depositary shares are urged to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership, and disposition of depositary shares, including the tax consequences under state, local, estate, foreign, and other tax laws and the possible effects of changes in U.S. or other tax laws.

UNDERWRITING

We have entered into an underwriting agreement dated March 5, 2020 with the underwriters named below, for which Piper Sandler & Co. is acting as representative. In the underwriting agreement, we agreed to sell to each of the underwriters, and each of the underwriters severally agreed to purchase from us, the number of depositary shares, each representing a 1/40th interest in a share of the Series A preferred stock, shown opposite its name below, at the applicable public offering price on the cover page of this prospectus supplement.

Underwriter	Number of Depositary Shares
Piper Sandler & Co.	6,000,000
Raymond James & Associates, Inc.	3,000,000
UBS Securities LLC	3,000,000
Total	12,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase depositary shares, are several and not joint. Those obligations also are subject to the satisfaction of conditions described in the underwriting agreement. The underwriters have agreed to purchase all of the depositary shares if any of them are purchased, however, the underwriters are not required to take or pay for the depositary shares covered by the underwriters’ option to purchase additional depositary shares that is described below. In the event of a default by any underwriter, the underwriting agreement provides that, in certain circumstances, non-defaulting underwriters may increase their purchase commitments, or the underwriting agreement may be terminated.

The underwriters initially propose to offer the depositary shares, in part, directly to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters may sell the depositary shares to certain dealers at a price that represents a concession not in excess of $0.20 per depositary share sold to institutional investors and $0.50 per depositary share sold to retail investors. Any underwriter may allow, and dealers may reallow to certain other dealers, a concession not in excess of $0.45 per depositary share sold to retail investors. After the initial offering of the depositary shares, the offering price and these concessions may change.

We have agreed for a period from the date of this prospectus supplement through and including the date 30 days after the date hereof that we will not, without the prior written consent of the representative, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise transfer or dispose of any of our securities that are substantially similar to the depositary shares, whether owned as of the date of this prospectus supplement or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing; or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the depositary shares or such other securities, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any depositary shares or such other securities, in cash or otherwise.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,800,000 additional depositary shares at the purchase price listed below. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional depositary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of depositary shares listed next to the names of all underwriters in the preceding table.

The following table shows the per depositary share and total underwriting discounts to be paid to the underwriters in connection with this offering.

Per depositary share(1)	$0.3251
Total(1)	$3,900,760
(1)	Rounded to four decimals and reflects 2,000,000 depositary shares sold to institutional investors, for which the underwriting discount was $0.50 per share ($1,000,000 in the aggregate), 9,254,400 depositary shares sold to institutional investors, for which the underwriting discount was $0.25 per share ($2,313,600 in the aggregate), and 745,600 depositary shares sold to retail investors, for which the underwriting discount was $0.7875 per share ($587,160 in the aggregate). Does not reflect the exercise of the over-allotment option.

We estimate that our total expenses for this offering, excluding underwriting discounts and commissions, will be approximately $250,000. We have agreed to reimburse the underwriters for up to $75,000 of their reasonable out-of-pocket expenses incurred in connection with the offering.

Prior to this offering, there has been no public market for the depositary shares. We have applied to list the depositary shares on the Nasdaq Global Select Market under the symbol “FCNCP.” If the application is approved, trading of the depositary shares on the Nasdaq Global Select Market is expected to begin within 30 days after the date of initial delivery of the depositary shares. The underwriters have advised us that they presently intend to make a market in the depositary shares. However, the underwriters are not obligated to do so and may discontinue making a market in the depositary shares at any time without notice. The Series A preferred stock will not be listed, and we do not expect that there will be any trading market for the Series A preferred stock, except as represented by depositary shares.

In connection with the offering of the depositary shares, the underwriters may engage in overallotment, stabilizing transactions, and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. The underwriters may enter bids for, and purchase, depositary shares in the open market in order to stabilize the price of the depositary shares. Syndicate covering transactions involve purchases of the depositary shares in the open market after the distribution has been completed in order to cover short positions. In addition, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the depositary shares in the offering if the syndicate repurchases previously distributed depositary shares in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. These activities may cause the price of the depositary shares to be higher than it would otherwise be. Neither we nor the underwriters make any representation that the underwriters will engage in overallotment, stabilizing transactions, or syndicate covering transactions or that such transactions, once commenced, will not be discontinued without notice.

The underwriters and certain of their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the Company and its affiliates, for which they received or may in the future receive customary fees and expenses. Piper Sandler & Co. is also acting as underwriter of our offering of the Notes being made pursuant to a separate prospectus supplement.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their clients, and such investment and securities activities may involve securities or instruments of the Company or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the depositary shares, or the securities of our affiliates. Any such credit default swaps or short positions could adversely affect future trading prices of the depositary shares offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

We expect that delivery of the depositary shares will be made against payment therefor on or about March 12, 2020, which will be the fifth business day following the date hereof (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the depositary shares prior to the delivery of the depositary shares hereunder will be required, by virtue of the fact that the depositary shares initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the depositary shares who wish to trade the depositary shares prior to their date of delivery hereunder should consult their advisors.

Under the terms of the underwriting agreement, we have agreed to indemnify the underwriters and certain other persons against certain liabilities, including liabilities under the Securities Act, or to contribute in respect of those liabilities.

Selling Restrictions

The underwriters have represented and agreed that they have not and will not offer, sell, or deliver the depositary shares, directly or indirectly, or distribute this prospectus supplement or the attached prospectus or any other offering material relating to the depositary shares, in any jurisdiction except under circumstances that will result in compliance with applicable laws and regulations and that will not impose any obligations on us except as set forth in the underwriting agreement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

In addition, we maintain an Internet website, www.firstcitizens.com. We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this prospectus supplement. All website addresses in this prospectus supplement are intended to be inactive textual references only.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus supplement, the accompanying prospectus, or in any of the materials that we have incorporated into this prospectus supplement or the accompanying prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus supplement are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this prospectus supplement speaks only as of the date of this document unless the information specifically indicates that another date applies.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, until the termination of the offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 26, 2020 including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on February 26, 2020, incorporated by reference therein;
•	our Current Reports on Form 8-K, as filed with the SEC on January 2, 2020, January 28, 2020 (solely with respect to Item 5.05 and Exhibit 14.1), February 3, 2020, February 7, 2020, and March 4, 2020; and
•	the description of our common stock included in our Current Report on Form 8-K/A filed on July 13, 1990 (filed in paper format), as updated by Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 26, 2020.

Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You can obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC’s web site at www.sec.gov. We will provide, upon written or oral request as described below, each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in those documents. That information is available from us without charge. You can obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone from us at the following address:

First Citizens BancShares, Inc.
4300 Six Forks Road
Raleigh, North Carolina 27609
(919) 716-7000
Attn: Corporate Secretary

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina. Certain legal matters related to the offering will be passed upon for the underwriters by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.

EXPERTS

The consolidated financial statements of First Citizens BancShares, Inc. and its subsidiaries appearing in its Annual Report on Form 10-K for the year ended December 31, 2019 and 2018 and for the three-year period ended December 31, 2019, and the effectiveness of its internal control over financial reporting as of December 31, 2019, have been audited by Dixon Hughes Goodman LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

First Citizens Bancshares, Inc.
4300 Six Forks Road
Raleigh, North Carolina 27609
(919) 716-7000

Debt Securities
Common Stock
Preferred Stock
Depositary Shares

The securities of each class may be offered and sold from time to time by us and/or by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. We and any one or more selling securityholders may offer securities at the same time or in separate transactions. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

This prospectus provides you with a general description of the securities that we and/or any selling securityholders may offer. Each time we or a selling securityholder offer and sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. In addition, if any selling securityholder sells securities under this prospectus, the prospectus supplement will contain specific information about such selling securityholder. A prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

We and/or any one or more selling securityholders may sell the securities through agents; through underwriters or dealers; directly to one or more purchasers; or through a combination of any of these methods of sale on a continuous or delayed basis. We, our agents, and any underwriters reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement, which we will provide to you each time we and/or one or more selling securityholders offer securities, will provide the names of any underwriters, dealers, or agents involved in the sale of the securities, and any applicable fee, commission, or discount arrangements with them.

Our Class A common stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “FCNCA.”

Investing in our securities involves risks. See the “Risk Factors” on page 1 of this prospectus, any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus concerning factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the North Carolina Office of the Commissioner of Banks, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued under this prospectus or determined the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The securities are not savings accounts, deposits, or obligations of any of our bank and non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is February 26, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”) using an automatic “shelf” registration process. Under this shelf registration process, we and/or one or more selling securityholders may from time to time offer and sell the securities described in this prospectus in one or more offerings, denominated in U.S. dollars or the equivalent in foreign currencies, currency units, or composite currencies.

This prospectus provides you with a general description of the securities covered by it. Each time we sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement containing specific information about the terms of those securities. In addition, if any selling securityholder sells securities under this prospectus, the prospectus supplement will contain specific information about such selling securityholder. A prospectus supplement may also add, update, or change information contained in this prospectus and may include a discussion of any risk factors or other special considerations that apply to those securities. You should read both this prospectus and any applicable prospectus supplement together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “our,” “us,” “ourselves,” “the Company,” “the company,” and “our company” refer to First Citizens BancShares, Inc., a Delaware corporation, and its consolidated subsidiaries. All references in this prospectus to “First Citizens Bank” refer to First-Citizens Bank & Trust Company, our wholly owned bank subsidiary. Unless otherwise indicated, references to our “common stock” include our Class A common stock and our Class B common stock.

We include cross-references in this prospectus and will include cross-references in any accompanying prospectus supplement to captions in these materials where you can find further related discussions. The table of contents in this prospectus and the table of contents included in any accompanying prospectus supplement provide and will provide, respectively, the pages on which these captions are located.

Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside of the United States. If you are an investor outside of the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should consider carefully the risks and uncertainties described in any applicable prospectus supplement under “Risk Factors” and elsewhere in our most recently filed Annual Report on Form 10-K and in any subsequent filings, which are incorporated by reference in this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before acquiring any of such securities. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or that management deems immaterial. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

THE COMPANY

First Citizens BancShares, Inc. is a financial holding company for Raleigh, North Carolina-headquartered First-Citizens Bank & Trust Company. First Citizens Bank provides a broad range of financial services to individuals, businesses, and professionals through branch offices in 19 states, including digital banking, mobile banking, ATMs, and telephone banking. As of December 31, 2019, we had total assets of $39.82 billion.

We were incorporated under the laws of the State of Delaware in 1986. Our principal executive office is located at 4300 Six Forks Road, Raleigh, NC 27609, and our telephone number is (919) 716-7000.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” on page 4 of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act.

Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our most recently filed Annual Report on Form 10-K and in other documents filed by us from time to time with the SEC.

Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “projects,” “potential,” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events.

Factors that could influence the accuracy of those forward-looking statements include, but are not limited to, the financial success or changing strategies of our customers, customer acceptance of our services, products and fee structure, the competitive nature of the financial services industry, our ability to compete effectively against other financial institutions in our banking markets, actions of government regulators, the level of market interest rates and our ability to manage our interest rate risk, changes in general economic conditions that affect our loan and lease portfolio, the ability of our borrowers to repay their loans and leases, the values of real estate and other collateral, the impact of acquisitions, the risks discussed in the section titled “Risk Factors” in this prospectus, and risks discussed under similar headings in documents incorporated by reference and in any prospectus supplement and other developments or changes in our business that we do not expect.

Actual results may differ materially from those expressed in or implied by any forward-looking statements. Except to the extent required by applicable law or regulation, we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

DESCRIPTION OF SECURITIES TO BE REGISTERED

We may use this prospectus to offer securities in one or more offerings. The following description of the various securities that we may offer under this prospectus is not complete and may not contain all of the information you should consider before investing in those securities. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices, and detailed terms of the securities and may describe risks associated with an investment in such securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to such securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified. The securities of each class as described in this prospectus may also be offered and sold, from time to time, by one or more selling securityholders to be identified in the future.

We may sell the securities to or through underwriters, dealers, or agents or directly to purchasers. We, as well as any agents acting on our behalf and any underwriters, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers, or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Debt Securities

We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, the “senior indenture,” between us and the trustee named in the applicable prospectus supplement, as trustee. Subordinated debt securities will be issued under a separate indenture, the “subordinated indenture,” between us and the trustee named in the applicable prospectus supplement, as trustee. The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Common Stock

We may sell shares of our common stock, $1.00 par value per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

We have two classes of common stock. Shares of Class A common stock have one vote per share, while shares of Class B common have 16 votes per share. Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “FCNCA.” The Class B common stock is traded on the over-the-counter market and quoted on the OTC Pink Market under the symbol “FCNCB.” Except as provided from time to time in our certificate of incorporation with respect to another class of our shares, or in a certificate of designation relating to a series of our preferred stock, or by applicable law, the holders of shares of Class A common stock and Class B common stock have the exclusive right to vote for the election of our directors and for all other purposes. In the election of our directors, cumulative voting is not available to stockholders.

Except as may be provided from time to time in a certificate of designation relating to a series of our preferred stock, or by applicable law, dividends, spin-offs, distributions-in-kind, and all other like and similar benefits and transactions are paid or distributed on the Class A common stock and the Class B common stock as and when declared from time to time by our board of directors from funds legally available; provided, however, that dividends, spin-offs, distributions-in-kind, and all other like and similar benefits and transactions must be the same for each issued and outstanding share of Class A common stock and Class B common stock as of the record date.

As to the distribution of our assets in the event of liquidation, any amounts available, after the satisfaction of all corporate liabilities and subject to the rights of any outstanding shares of preferred stock, must be distributed between the outstanding Class A common stock and Class B common stock pro rata, based upon the numbers of shares issued and outstanding of Class A common stock and Class B common stock.

Preferred Stock and Depositary Shares

We may sell shares of our preferred stock, $0.01 par value per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation, and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and, if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus for general corporate purposes. General corporate purposes may include, without limitation, providing capital to support our growth organically or through strategic acquisitions, financing investments and capital expenditures, for investments in First Citizens Bank as regulatory capital, redeeming or repurchasing our securities, repaying, reducing, or refinancing indebtedness, and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose. We cannot predict whether the proceeds invested will yield a favorable return.

We will not receive any proceeds from the sale of the securities by selling securityholders.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P, Raleigh, North Carolina. Additional legal matters may be passed upon for us or any underwriters, dealers, or agents by counsel that we will name in the applicable prospectus supplement. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of First Citizens BancShares, Inc. and its subsidiaries appearing in its Annual Report on Form 10-K for the year ended December 31, 2019 and 2018 and for the three-year period ended December 31, 2019, and the effectiveness of its internal control over financial reporting as of December 31, 2019, have been audited by Dixon Hughes Goodman LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

In addition, we maintain an Internet website, www.firstcitizens.com. We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, until the termination of the offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 26, 2020 including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on February 26, 2020, incorporated by reference therein;
•	our Current Reports on Form 8-K, as filed with the SEC on January 2, 2020, January 28, 2020 (solely with respect to Item 5.05 and Exhibit 14.1), February 3, 2020, and February 7, 2020; and
•	the description of our common stock included in our Current Report on Form 8-K/A filed on July 13, 1990 (filed in paper format), as updated by Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 26, 2020.

Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s web site at www.sec.gov. We will provide, upon written or oral request as described below, each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in those documents. That information is available from us without charge. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

First Citizens BancShares, Inc.
4300 Six Forks Road
Raleigh, North Carolina 27609
(919) 716-7000
Attn: Corporate Secretary

12,000,000 Depositary Shares

Each Representing a 1/40th Interest in a Share of
5.375% Non-Cumulative Perpetual Preferred Stock, Series A

Prospectus Supplement

Joint Book-Running Managers

Piper Sandler	Raymond James	UBS Investment Bank

March 5, 2020